EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), made this 26th day of February 2007, between Robert S. Frank ("Executive") and CampusTech, Inc. (the "Company"), a Delaware corporation.

1. Term of Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the earlier of (a) the Effective Date of the Company's Initial Public Offering (the "IPO") or (b) the Effective Date of a Change in Control, as such term is defined herein (the Effective Date of the IPO or Change in Control is the "Commencement Date") and ending on the second anniversary of the Commencement Date, unless sooner terminated in accordance with the provisions of Section 5 or extended as hereinafter provided (such period, as it may be extended or terminated, is the "Agreement Term"). Beginning on the second anniversary of the Commencement Date, and on each anniversary of the Commencement Date thereafter, the Agreement Term shall extend for an additional one year period from the then current expiration date of the Agreement Term unless at least 60 days prior to the anniversary date either Executive or the Company provides written notice to the other party electing not to extend the Agreement Term. In the event the Effective Date of the IPO occurs after December 31, 2007, this Agreement shall be void and of no effect.

2. Title; Capacity. The Company will employ Executive, and Executive agrees to work for the Company, as its Chief Executive Officer to perform the duties and responsibilities inherent in such position and such other duties and responsibilities as the Company, or its Board of Directors (the "Board"), or both, shall from time to time assign to Executive. Executive shall report to the Board and shall be subject to the supervision of, and shall have such authority as is delegated by Board, which authority shall be sufficient to perform Executive's duties hereunder. Executive shall devote Executive's full business time and reasonable best efforts in the performance of the foregoing services, provided that Executive may accept other board memberships or other charitable organizations that are not in conflict with Executive's primary responsibilities and obligations to the Company.

3. Compensation and Benefits.

3.1 Salary. As of the Commencement Date, the Company shall pay Executive a base salary of $225,000 per year, payable in accordance with the Company's customary payroll practices (the "Base Salary"). The Base Salary thereafter shall be subject to annual review and adjustment as determined by the Company in its discretion on the anniversary of the Commencement Date each year of the Agreement Term. Executive's annual adjustment, if any, shall be at least equal to the general salary increase provided to Company's executive employees for the applicable year.

3.2 Milestone Compensation. The Company shall pay to Executive a cash bonus in the amount of $75,000.00, less applicable taxes and withholdings, no later than 120 days after a financing transaction, such as a public or private offering, with gross proceeds greater than $10 million.

3.3 Annual Incentive. Executive will be eligible to receive an annual cash bonus, in the sole discretion of the Board, in an amount up to 50% of Executive's Base Salary based on such factors as the Board and Executive shall agree upon on an annual basis in writing. The bonus factors shall include considerations for Executive's contributions to the company's revenue growth, profit growth and any other targets as mutually agreed between Executive and the Company. The bonus, if payable, shall be paid on or before March 1 of each year.

3.4 Long-Term Incentives. On the Commencement Date, the Company shall award Executive equity in the form of options, stock appreciation rights, or restricted stock at the Company's discretion. Any equity granted shall be governed in all respects by the Company's stock and equity plans in effect on the Commencement Date.

3.5 Fringe Benefits. Executive shall be entitled to participate in all bonus and benefit programs that the Company establishes and makes available to its executive employees, if any, to the extent that Executive's position, tenure, salary, age, health and other qualifications make Executive eligible to participate, including, but not limited to, health care plans, life insurance plans, disability insurance, retirement plans, and all other benefit plans from time to time in effect. Executive shall also be entitled to take the greater of (a) four (4) weeks of fully paid vacation in accordance with Company policy; or (b) paid vacation for which Executive is qualified under the Company's paid time off program.

3.6 The Company shall fully indemnify Executive to the extent specified by the Company's charter, bylaws or other organizational documents, or as specified under Delaware law. The Company shall provide Executive with directors and officer's insurance coverage for the duration of the Agreement Term. In addition, the Company and Executive have entered into a separate Indemnification Agreement simultaneously herewith.

3.7 Reimbursement of Certain Expenses. Executive shall be reimbursed for such reasonable business expenses as Executive documents in writing to the Company on a regular basis and in accordance with Company policy.

3.8 Acceleration of Options in Event of Change in Control. In the event of a Change in Control, as defined herein, all Options then held by Executive shall accelerate and vest and become immediately exercisable as of the Change in Control; likewise, all restrictions on any restricted stock held by Executive shall lapse as of the Change in Control.

3.9 Definition of Change in Control. "Change in Control" means the occurrence of any of the following events:

(a) a merger or consolidation of the Company whether or not approved by the Board of Directors, other than a merger or consolidation which would result in the voting

securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets; or

(b) any "Person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "Beneficial Owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company's then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions which the Board of Directors does not approve; or

(c) a change in the composition of the Board of Directors, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who either (A) are directors of the Company as of the date first written above, or (B) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

Notwithstanding the foregoing, a Change in Control shall not include (1) any consolidation or merger effected exclusively to change the domicile of the Company or (2) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof.

3.10 <u>Section 409A of the Code.</u> To the extent applicable to any payments herein, in all respects, the definition of "Change in Control" contained herein shall be interpreted and administered so as to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the provisions of United States Treasury ("Treasury") Notice 2005-1, and any successor statute, regulation and guidance thereto. If the definition of Change in Control is inconsistent with any of the foregoing, the definition of Change in Control in Treasury Notice 2005-1 and any successor Change in Control definition thereto shall be incorporated into this Agreement by reference. In the event the Treasury issues additional guidance which requires modification(s) to the definition of Change in Control to comply with the requirements of Section 409A of the Code and the Treasury guidance issued pursuant to the same or Section 409A of the Code is modified, the Executive and Company shall amend this Agreement by way of mutual agreement to comply with the same.

4. <u>Termination of Employment Period</u>. The Employment Period shall terminate upon the occurrence of any of the following:

4.1 Termination of the Agreement Term. At the expiration of the Agreement Term, but only if appropriate notice is given in accordance with Section 1.

4.2 Termination for Cause. At the election of the Company, for cause upon written notice by the Company to Executive. For the purposes of this Section, "Cause" for termination shall be deemed to exist upon the occurrence of any of the following:

(a) a good faith finding by the Company that Executive has engaged in dishonesty, gross negligence or gross misconduct that is materially injurious to the Company which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such conduct;

(b) Executive's conviction or entry of nolo contendere to any felony or crime involving moral turpitude, fraud or embezzlement of Company property; or

(c) Executive's material breach of his duties under this Agreement or the Employee Confidentiality, Invention Assignment and Non-Compete Agreement, which, if curable, has not been cured by Executive within 30 days after he shall have received written notice from the Company stating with reasonable specificity the nature of such breach.

4.3 Voluntary Termination by the Company or for Good Reason. At the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to Executive or by Executive for Good Reason (as defined below).

4.4 Death or Disability. Thirty days after the death or determination of disability of Executive. As used in this Agreement, the determination of "disability" shall occur when Executive, due to a physical or mental disability, for a period of 90 consecutive days, or 180 days in the aggregate whether or not consecutive, during any 360-day period, is unable to perform the services contemplated under this Agreement. A determination of disability shall be made by a physician satisfactory to both Executive and the Company, provided that if Executive and the Company do not agree on a physician, Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

4.5 Voluntary Termination by Executive. At the election of Executive upon not less than 30 days prior written notice by him to the Company.

5. Effect of Termination.

5.1 Termination for Cause, at the Election of Executive, at Death, or Upon Expiration of the Agreement Term. In the event that Executive's employment is terminated for Cause, upon Executive's death, at the election of Executive, or upon the expiration of the Agreement, the Company shall have no further obligations under this Agreement other than to pay to Executive the compensation and benefits (including, without limitation, salary, accrued vacation and pro rata portion of any bonus) through the last day of Executive's actual employment by the Company.

5.2 Voluntary Termination by the Company or for Good Reason. In the event that Executive's employment is terminated without Cause, or due to Executive's disability, or Executive's resignation for Good Reason, beginning immediately after the date of such termination, the Company shall continue to pay to Executive the greater of (a) the annual Base Salary then in effect for twelve (12) months on a regular payroll basis, or (b) the annual Base Salary then in effect on a regular payroll basis for the remainder of the Agreement Term. In addition to the foregoing amounts, the Company shall pay Executive in a single lump sum, immediately upon the effective date of the release described herein, payment for accrued but untaken vacation days, and a pro rata portion of any bonus for the year in which termination occurs. In addition, the Company shall continue its contributions toward Executive's health care, dental, disability and life insurance benefits on the same basis as immediately prior to the date of termination, except as provided below, for the greater of (a) twelve months from the last day of Executive's employment; or (b) the remainder of the Agreement Term. Notwithstanding the foregoing, the Company shall not be required to provide any health care, dental, disability or life insurance benefit otherwise receivable by Executive if Executive is actually covered or becomes covered by an equivalent benefit (at the same cost to Executive, if any) from another source. Any such benefit made available to Executive shall be reported to the Company. No benefits shall be payable under this provision until after the effective date of a release that Executive executes in favor of the Company substantially in the form annexed hereto as Exhibit A.

5.3 Notwithstanding any other provision with respect to the timing of payments under Section 5.2, if, at the time of the Executive's termination, the Executive is deemed to be a "specified employee" (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, and any successor statute, regulation and guidance thereto) of the Company, then only to the extent necessary to comply with the requirements of Section 409A of the Code, any payments to which the Executive may become entitled under Section 5.2 which are subject to Section 409A of the Code (and not otherwise exempt from its application) will be withheld until the first business day of the seventh month following the date of termination, at which time the Executive shall be paid an aggregate amount equal to six months of payments otherwise due to the Executive under the terms of Section 5.2, as applicable. After the first business day of the seventh month following the date of termination and continuing each month thereafter, the Executive shall be paid the regular payments otherwise due to the Executive in accordance with the terms of Section 5.2, as thereafter applicable.

5.4 Upon Executive's termination without Cause or due to a disability or death, or as a result of Executive's resignation for Good Reason, all Options then held by Executive shall be accelerated and become fully vested and exercisable as of the date of Executive's termination; likewise, to the extent restricted stock is granted to the Executive, all restrictions shall lapse upon the date of Executive's termination for such events.

5.5 As used in this Agreement, "Good Reason" means, without Executive's written consent, (a) the assignment to Executive of duties inconsistent in any material respect with the duties of an officer of the Company; or (b) a reduction in Base Salary; or (c) a change in the Executive's duties which requires Executive to reside full time outside of the Seattle, WA area. Notwithstanding the occurrence of any of events enumerated in this paragraph, an event shall not be deemed to constitute Good Reason if, within 30 days after the giving by Executive of

notice of the occurrence or existence of an event that Executive believes constitutes Good Reason, the Company has fully corrected such event.

5.6 Limitation on Benefits.

(a) It is the intention of Executive and the Company that no payments made or benefits provided by the Company to or for the benefit of Executive under this Agreement or any other agreement or plan pursuant to which Executive is entitled to receive payments or benefits shall be non-deductible to the Company by reason of the operation of Section 280G of the Internal Revenue Code of 1986, as amended (the "Excise Tax"), relating to golden parachute payments.

(b) The Company agrees that in the event any payments to Executive pursuant to this Agreement would result in a payment to Executive that would trigger any Excise Tax under Section 280G, if appropriate and permissible, the Company shall first submit to its stockholders for approval the transaction that may result in the imposition of the Excise Tax upon Executive in accordance with the regulations of the Internal Revenue Code governing shareholder approval of transactions giving rise to Excise Tax liability.

(c) If the procedure set forth in 5.6(b) is not available, if any payment, award, benefit or distribution by the Company to or for the benefit of Executive would be subject to the Excise Tax or any corresponding provisions of state or local tax laws as a result of payment to Executive, or any interest or penalties are incurred by Executive with respect to such Excise Tax, then Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes) imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the payments.

6. Entire Agreement. This Agreement, together with the Employee Confidentiality, Invention Assignment and Non-Compete Agreement and Indemnification Agreement executed simultaneously herewith, constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral relating to the subject matter of this Agreement.

7. Jury Waiver. Executive and the Company agree to waive trial by jury with respect to any claims arising out of or relating to this Agreement or Executive's employment by the Company.

8. Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Executive.

9. Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws thereunder.

10. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission) to the party at the party's last known address or facsimile number or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section.

11. Successors and Assigns.

11.1 Assumption by Successors. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise and whether or not after a Change in Control) to all or substantially all of the business or assets of the Company to assume in writing prior to such succession and to agree to perform its obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Successions by virtue of the sale of stock shall be governed by operation of law.

11.2 Successor Benefits. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Executive are personal and shall not be assigned by him.

12. Miscellaneous.

12.1 No Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

12.2 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

12.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Robert S. Frank
ROBERT S. FRANK

CAMPUSTECH, INC.

By: Michael Faber
Its: Executive Chairman